News Release
Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES BOARD ACTION

FOREST CITY, IOWA, December 17, 2014 - Winnebago Industries, Inc. (NYSE: WGO), a leading United States (U.S.) recreation vehicle manufacturer, today announced the board of directors elected two new vice presidents.

The Board elected Steve Dummett, 59, to the position of Vice President of Product Development, effective January 10, 2015. He is a 36-year Company veteran who brings extensive design experience to his new position in which he will be responsible for motorized product development and related activities. His duties will include product design and engineering, as well as implementation and distribution of product information. Dummett began his career at Winnebago as a detail draftsman, and has worked as a product designer, project engineering coordinator and most recently as design engineering manager. He earned an associate of arts degree in industrial education from Waldorf College, Forest City, IA, and attended Winona State University, Winona, MN with a major in industrial technology. Dummett will replace William O'Leary who retires on January 9, 2015 after serving the Company for 42 years.

Bret Woodson, 44, has been elected to the position of Vice President of Administration effective January 17, 2015. He will join Winnebago on January 6, 2015 with over 22 years of business and human resources experience, including strategic planning and development, talent management and succession planning, executive compensation and incentive plans, health and welfare and benefit programs, workforce planning, employee and labor relations, and organizational development. Prior to joining Winnebago, Woodson served as vice president of human resources for Corbion, formerly Caravan Ingredients of Kansas City, KS, and also previously worked as director of human resources for Sara Lee in Roseville, MN. Woodson received a Bachelor of Arts degree from St. Mary's University, Winona, MN and a Master of Arts degree from Hamline University, St. Paul, MN, both of which were in Public Administration. In his new position, Woodson will be responsible for Human Resources, training and development, Information Services, Security, Aviation and Office Services to ensure effective corporate support and staffing, training, benefits administration, employee development, policy development, and services administration required to support the current and future needs of our employees, customers, and shareholders. The current VP of Administration, Robert Gossett, will retire on January 16, 2015 after 16 years of service with the Company.

“We welcome Bret to Winnebago and Steve to his new role, as well as congratulate Bob and Bill on their well-earned retirement," said Winnebago Chairman, CEO and President Randy Potts. "We were very fortunate to find great talent from both inside and outside the Company to fill these very important positions. We look for Bret and Steve to continue to help us drive positive change and further growth for Winnebago.”

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name in Motor Homes®, is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes, travel trailers, fifth wheel products, and transit buses. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://www.wgo.net/investor.html.

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